Exhibit 1.A(3)(c) Commission Schedule for the Policy

                     ULTRA VARIABLE LIFE - FLEXIBLE PREMIUM
                              COMPENSATION SCHEDULE

BROKERAGE DISTRIBUTION
Total Commission
        Year 1 Premiums (up to target premium)           115%
        Years 2 - 10                                       6%
        Years 11+                                        1.5%
        Commission on Excess Premiums (Years 1-10)         6%

CAREER AGENCY DISTRIBUTION
Agents Commission
        Year 1 Premiums (up to target or planned premium) 45%
        Years 2 & 3                                        6%
        Years 4+                                           4%
        Commission on Excess Premium                       4%

Managers Commission
        Year 1 Premiums (up to target or planned premium)  9%
        Commission on Excess Premium                      .8%